Exhibit 99.B(a)(1)(c)

SCHEDULE A

To the Amended and Restated Agreement and Declaration of Trust dated August 19, 2015,

Amended as of October 21, 2015

	Fund Name	Class A	Class C	Class I	Class R	Class R6	Class Y
Mutal Funds
1	Victory CEMP Commodity Enhanced Volatility Wtd Index Strategy Fund (1)	X	X	X
2	Victory CEMP Commodity Volatility Wtd Index Strategy Fund	X	X	X
3	Victory CEMP Long/Short Strategy Fund	X	X	X
4	Victory CEMP Market Neutral Income Fund	X	X	X
5	Victory CEMP Global High Dividend Defensive Fund	X	X
6	Victory CEMP US 500 Enhanced Volatility Wtd Index Fund	X	X	X		X
7	Victory CEMP US Large Cap High Div Volatility Wtd Index Fund*	X	X	X
Exchange-Traded Funds
8	VictoryShares Developed Enhanced Volatility Wtd ETF
9	VictoryShares Emerging Market High Div Volatility Wtd ETF*
10	VictoryShares Emerging Market Volatility Wtd ETF
11	VictoryShares International High Div Volatility Wtd ETF
12	VictoryShares International Volatility Wtd ETF
13	VictoryShares US 500 Enhanced Volatility Wtd ETF
14	VictoryShares US 500 Volatility Wtd ETF
15	VictoryShares US Discovery Enhanced Volatility Wtd ETF
16	VictoryShares US EQ Income Enhanced Volatility Wtd ETF
17	VictoryShares US Large Cap High Div Volatility Wtd ETF
18	VictoryShares US Small Cap High Div Volatility Wtd ETF
19	VictoryShares US Small Cap Volatility Wtd ETF
20	VictoryShares US Multi-Factor Minimum Volatility ETF
21	VictoryShares Global Multi-Factor Minimum Volatility ETF
22	VictoryShares International Multi-Factor Minimum Volatility ETF
23	VictoryShares Dividend Accelerator ETF
24	VictoryShares Quality Growth ETF
25	VictoryShares Quality Value ETF

As of February 22, 2017

(1) to be merged with the CEMP Commodity Volatility Wtd Index Strategy Fund

* Not Yet Launched